UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Information Statement

SOW GOOD INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

SOW GOOD INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

February 13, 2026

Dear Stockholders:

This Notice and the accompanying Information Statement are being furnished to the holders (“Stockholders”) of shares of common stock, par value $0.001 per share (the “Common Stock”), of Sow Good Inc., a Delaware corporation (the “Corporation”, “we”, “our”, or “us”), in connection with actions taken by the holders of a majority of the issued and outstanding Common Stock (the “Majority Stockholders”), which actions were approved by written consent on February 12, 2026 (the “Stockholder Consent”) to:

(i)	approve the issuance of shares of Common Stock upon conversion of our Series AA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”) and Series AAA Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series AAA Preferred Stock” and, together with the Series AA Preferred Stock, the “Preferred Stock”) in accordance with Nasdaq Listing Rules 5635(b) and 5635(d);

(ii)	approve an amendment to our Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock to 1,000,000,000;

(iii)	approve a reverse stock split in the range of 1 for 2 to 1 for 99 (the “Reverse Stock Split”); and

(iv)	approve amendments to the 2024 Stock Incentive Plan (“2024 Plan”) to, among other items, increase the shares authorized for issuance under the 2024 Plan to 10,000,000 shares.

The actions to be taken pursuant to the Stockholder Consent shall be taken at such future date as determined by the board of directors of the Corporation (the “Board”), as evidenced by the filing of the certificates of amendment with the Secretary of State of the State of Delaware (the “Secretary of State”), but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the Stockholders of record as of          , 2026 (the “Information Statement Effective Date”). We anticipate that this Information Statement will be mailed on or about          , 2026 to Stockholders of record as of          , 2026. The Certificate of Amendment to the Certificate of Incorporation was authorized and approved by the Stockholder Consent.

This Notice and the accompanying Information Statement are being furnished only to inform the Corporation’s stockholders of the matters approved by the Majority Stockholders in accordance with Section 228(e) of the Delaware General Corporation Law (“DGCL”), the Corporation’s Amended and Restated Bylaws (the “Bylaws”) and Rule 14c-2 of the Exchange Act.

This Information Statement is being sent to you for information purposes only and you are not required to take any action. This is not a notice of meeting of stockholders and no stockholder meeting will be held to consider any matter described herein.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

By Order of the Board of Directors:

/s/ David Lazar
Chief Executive Officer and Chairman of the Board of Directors

PRELIMINARY INFORMATION STATEMENT SUBJECT TO COMPLETION

SOW GOOD INC.

1440 N Union Bower Rd

Irving, TX 75061

Tel: (214) 623-6055

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY A
MAJORITY OF THE VOTING POWER OF OUR COMMON STOCK.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

GENERAL INFORMATION

This Information Statement is being filed with the United States Securities and Exchange Commission (the “SEC”) on           , 2026, in connection with the Stockholder Consent, dated February 12, 2026 to (i) approve the issuance of shares of Common Stock upon conversion of our Preferred Stock in accordance with Nasdaq Listing Rules 5635(b) and 5635(d) (the “Issuance Proposal”); (ii) approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 (the “Amendment Proposal”); (iii) approve the Reverse Stock Split (the “Reverse Stock Split Proposal”); and (iv) approve amendments to the 2024 Plan to, among other items, increase the shares authorized for issuance under the 2024 Plan to 10,000,000 shares (the “Equity Plan Proposal”).

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), the actions approved by the Majority Stockholders cannot become effective until twenty (20) days from the date of mailing or furnishing of the Definitive Information Statement to our Stockholders.

The Board unanimously adopted, approved and recommended the approval of the Issuance Proposal, Amendment Proposal, Reverse Stock Split Proposal and Equity Plan Proposal and determined that the approval of each of the Issuance Proposal, Amendment Proposal, Reverse Stock Split Proposal and Equity Plan Proposal is advisable and in the best interests of the Corporation and its stockholders. The Issuance Proposal, Amendment Proposal, Reverse Stock Split Proposal and Equity Plan Proposal have also been approved by the Stockholder Consent. Such approval is sufficient under the DGCL and the Corporation’s Bylaws and no further approval by the Corporation’s stockholders is required. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

As of           , 2026 (the “Record Date”), there were          shares of our Common Stock issued and outstanding and there were 1,500,000 shares of Series AA Convertible Non-Redeemable Preferred Stock (the “Series AA Preferred Stock”) issued and outstanding.

Under Section 228 of the DCGL and our Certificate of Incorporation, the written consent of stockholders holding a majority of the voting power allocated to our voting shares may be substituted for an annual or special meeting of the stockholders, provided that such written consent sets forth the action so taken and is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon were present and voted.

As of the date of the Stockholder Consent, the Majority Stockholders held 6,757,120 shares of Common Stock, corresponding to 50.7% of all outstanding Common Stock. Therefore, no other stockholder consents will be obtained in connection with this Information Statement. The table below sets forth the ownership interests of the Majority Stockholders:

Name of Majority Stockholder	Number of Shares of Common Stock that Voted in Favor of the Resolutions	Percentage of Common Stock that Voted in Favor of the Resolutions(1)
Ira and Claudia Goldfarb	4,543,743	34.1%
Lyle Berman	1,333,793	10.0%
Benno Fischer	879,584	6.6%
Total	6,757,120	50.7%

(1)	Applicable percentage ownership is based on 13,328,469 shares of Common Stock outstanding as of the date of the Stockholders’ Consent.

The Corporation will bear the expenses relating to this Information Statement, including expenses in connection with preparing and mailing this Information Statement and any documents that now accompany or may in the future supplement it. The Corporation contemplates that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our Common Stock held of record by these persons, and the Corporation will reimburse them for their reasonable expenses incurred in this process.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTER DESCRIBED HEREIN.

ACTIONS TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY STOCKHOLDERS

ITEM 1

To approve the issuance of shares of Common Stock upon conversion of our
Preferred Stock in accordance with Nasdaq Listing Rules 5635(b) and 5635(d)

On February 12, 2026, the Majority Stockholders approved the Stockholder Consent approving, among other things, the Issuance Proposal – the issuance of up to 21,000,000 shares of Common Stock upon conversion of our Series AA Preferred Stock and up to 375,000,000 shares of Common Stock upon conversion of our Series AAA Preferred Stock, in each case in accordance with Nasdaq Listing Rules 5635(b) and 5635(d).

Terms of the Transactions

Securities Purchase Agreement

On December 31, 2025, the Corporation entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the David Lazar (the “Investor”), pursuant to which the Corporation agreed to issue and sell, in a private placement, the shares of Preferred Stock, in two closings for aggregate gross proceeds of $6.0 million, subject to the terms and conditions set forth in the Securities Purchase Agreement (collectively, the “Private Placement”). The Private Placement and the Securities Purchase Agreement were approved by an independent special committee of disinterested members of our Board of Directors.

Pursuant to the Securities Purchase Agreement, the Corporation issued and sold to the Investor at a first closing of the Private Placement to be held immediately following the execution of the Securities Purchase Agreement (the “First Closing”), 1,500,000 Series AA Preferred Stock, at a price per Series AA Preferred Share equal to $2.00, for aggregate gross proceeds of $3.0 million. The First Closing occurred on December 31, 2025, with the filing of the Series AA Certificate of Designations (as defined below) with the Secretary of State of the State of Delaware and satisfaction of the other customary closing conditions. The Series AA Preferred Stock, if converted in full, is convertible into 21,000,000 shares of Common Stock.

Pursuant to the Securities Purchase Agreement, the Corporation has also agreed to issue and sell to the Investor at a second closing of the Private Placement (the “Second Closing”), 1,500,000 Series AAA Preferred Stock, at a price per Series AAA Preferred Share equal to $2.00, for aggregate gross proceeds of $3.0 million (the “Second Closing Purchase Price”). The Second Closing is expected to take place promptly following the effectiveness of the Stockholder Consent and prior to March 31, 2026. The Corporation has agreed to use commercially reasonable efforts to either (i) hold the stockholder meeting or (ii) facilitate a written consent of stockholders representing a majority of the voting power of the Corporation’s voting stock, in lieu of the stockholder meeting to obtain, among other things, the necessary stockholder approvals before March 31, 2026. As such, the Second Closing is subject to the effectiveness of the Stockholder Consent and the satisfaction of other customary closing conditions. The Series AAA Preferred Stock, once issued and if converted in full, is convertible into 375,000,000 shares of Common Stock.

The filing by the Corporation of the Series AAA Certificate of Designation with the Secretary of State of the State of Delaware with respect to the Series AAA Convertible Non-Redeemable Preferred Stock (the “Series AAA Preferred Stock”) is subject to the receipt of the Stockholder Consent and will occur, if at all, in connection with the Second Closing. The terms of the Series AAA Preferred Stock are substantially similar to the terms of the Series AA Preferred Stock, except that each share of Series AA Preferred Stock is initially convertible into 14 shares of Common Stock and each share of Series AAA Preferred Stock is initially convertible into 250 shares of Common Stock (subject to adjustment as provided in the Series AAA certificate of designations).

The net proceeds from the Private Placement will be used to fund the current operations, pay outstanding liabilities (whether known, unknown or contingent or owed to related parties) and expenses of the Corporation. A portion of the net proceeds will be used to pay certain of the Corporation’s creditors, including related parties.

The Securities Purchase Agreement contains customary representations, warranties and agreements by the Corporation and customary closing conditions. The representations, warranties and covenants contained in the Securities Purchase Agreement were made solely for the benefit of the parties thereto and as of specific dates and may be subject to limitations agreed upon by the contracting parties.

Nasdaq Listing Rules

Because our Common Stock is traded on the Nasdaq Capital Market, we are subject to the Nasdaq Listing Rules, including Rules 5635(b) and 5635(d).

Nasdaq Listing Rule 5635(b) requires prior stockholder approval for an issuance that would result in a “change of control” under Nasdaq rules (generally, acquisition of 20% or more of the outstanding equity or voting power on a post-issuance basis and the largest ownership position). The potential conversion of the Series AA Preferred Stock and Series AAA Preferred Stock into Common Stock could be deemed a change of control under Rule 5635(b).

Nasdaq Listing Rule 5635(d) also requires stockholder approval prior to the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) in a transaction other than a public offering, where the issuance equals 20% or more of the common stock or voting power outstanding on a pre-issuance basis at less than the minimum price. Accordingly, to comply with Nasdaq Listing Rules 5635(b) and 5635(d) and our undertakings in the Purchase Agreement, the Majority Stockholders have provided approval in the Stockholder Consent to permit the issuance of the shares of Common Stock issuable upon conversion of the shares of Preferred Stock.

The Second Closing of the Series AAA Preferred Stock is also conditioned on (i) stockholder approval of this Issuance Proposal, the Amendment Proposal and the filing of the Certificate of Designations for the Series AAA Preferred Stock.

Interests of Certain Persons

Mr. David Lazar, the Chief Executive Officer of the Corporation and Chairman of the Board of Directors, holds 1,500,000 shares of Series AA Preferred Stock and, upon conversion of the Series AA Preferred Stock into shares of Common Stock, may receive up to 21,000,000 shares of Common Stock. Upon the Second Closing, Mr. Lazar is expected to receive 1,500,000 shares of Series AAA Preferred Stock and, upon the conversion of the Series AAA Preferred Stock into shares of Common Stock, may receive up to 375,000,000 shares of Common Stock.

Other than as described above, none of the Corporation’s directors or executive officers have any interest in the transaction approved by the Majority Stockholders and described in this Information Statement except in their capacity as holders of Common Stock.

Additional Information

This summary is intended to provide you with basic information concerning the transactions leading up to the Stockholder Consent. The foregoing description of the Securities Purchase Agreement is not complete, and is qualified in its entirety by reference to the full text of such document, a copy of which was filed as Exhibits 10.1, to our Current Report on Form 8-K filed with the SEC on January 5, 2026 and is incorporated by reference herein.

ITEM 2

TO approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000

In connection with the Private Placement, the Majority Stockholders approved in the Stockholder Consent an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 (the “Authorized Share Amendment”). The Second Closing is conditioned on the Stockholder Consent of this Item 2 to increase our authorized capital stock and on related filings. Increasing our authorized capital stock will ensure we have a sufficient number of shares of Common Stock available for conversions of our Preferred Stock and otherwise support our corporate purposes.

The Stockholder Consent described in this Item 2 is to satisfy conditions to the Private Placement (including the Second Closing) and to provide sufficient authorized share capital to support the Corporation’s financing and strategic objectives.

This Item 2 includes approval of an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock to 1,000,000,000. This Item 2 is separate from Item 1 (Nasdaq Listing Rule 5635(b) Nasdaq Listing Rule 5635(d) approval for issuances upon conversion of the Series AA Preferred Stock and Series AAA Preferred Stock) and from Item 3 (reverse stock split authority).

The form of Authorized Share Amendment to be filed with the Delaware Secretary of State is included in Appendix A (subject to any changes required by applicable, the Corporation may file one or more amendments with the Delaware Secretary of State to effect multiple approved proposals).

Potential Adverse Effects of Approving this Item

The approval of this Item 2 will allow for the Board to issue up to 1,000,000,000 shares of Common Stock. The issuance of shares will dilute the percentage ownership interest of all stockholders, thus significantly impacting their voting power, and will dilute the book value per share of the shares of Common Stock and increase the number of the Company’s outstanding shares, which could make the shares of Common Stock a less attractive investment and have an adverse impact on the market price of the shares of Common Stock. Additionally, upon the conversion of the Preferred Stock into shares of Common Stock, the Investor or his designees and assigns will have effective control of the Company, thus being able to influence, either substantially or decisively, virtually all matters voted on by stockholders, including the election of directors and the size of the Board (as well as, by extension, the composition of management appointed by the Board and certain business decisions made by them), amendments of our organizational documents, and mergers and other business combination transactions requiring stockholder approval (including proposed transactions that could result in our stockholders receiving a premium price for their shares). The Investor’s position may also discourage third parties from seeking to obtain control of us in a tender offer or similar transaction.

ITEM 3

REVERSE STOCK SPLIT

Overview

In connection with the Private Placement, the Majority Stockholders approved in the Written Consent that the Board be granted the discretionary authority to amend the Corporation’s Certificate of Incorporation to effect the Reverse Stock Split as described below (the “Reverse Stock Split Amendment”).

The form of Reverse Stock Split Amendment to be filed with the Delaware Secretary of State is set forth in Appendix A (subject to any changes required by applicable, the Corporation may file one or more amendments with the Delaware Secretary of State to effect multiple approved proposals).

By approving the Reverse Stock Split, our Board may, but is not required to, effect one or more reverse stock splits of our issued and outstanding Common Stock by a ratio of not less than 1-for-2 and not more than 1-for-99, with the exact ratio to be set at a number within this range as determined by our Board in its sole discretion, provided that the Board determines to effect the Reverse Stock Split and such amendment is filed with the appropriate authorities in the State of Delaware no later than the two year anniversary of the Information Statement Effective Date. The Corporation shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-99. Enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in accordance with the Securities Purchase Agreement. In determining a ratio, if any, our Board may consider, among other things, factors such as:

●	the initial or continuing listing requirements of various stock exchanges, including the Nasdaq Capital Market;

●	the historical trading price and trading volume of our Common Stock;

●	the number of shares of our Common Stock outstanding;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

●	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Corporation and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board, no less than 2 and no more than 99 shares of existing Common Stock, as determined by our Board, will be combined into one share of Common Stock. The Corporation shall not effect Reverse Stock Splits that, in the aggregate, exceeds 1-for-99. Our Board will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by holder entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle holders to receive from the Corporation transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number. The amendment to our Certificate of Incorporation to effect a Reverse Stock Split, if any, will include only the reverse split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our primary reasons for the Reverse Stock Split is to provide the Board with flexibility to manage the Corporation’s capital structure, including in support of compliance with Nasdaq continued listing requirements and the transactions disclosed in our Current Report on Form 8-K filed on January 5, 2026 and elsewhere in this Information Statement. In addition, the Reverse Stock Split aims at increasing the per share price and bid price of our Common Stock in the event that the Corporation’s Common Stock were to fail to be in compliance with the continued listing requirements of Nasdaq and make the Common Stock more attractive to certain institutional investors, which would provide for a stronger investor base.

Nasdaq Listing Rule 5550(a)(2) requires a company listed on the Nasdaq Capital Market to maintain a minimum bid price of $1.00 per share. If the bid price of the company’s common stock falls below $1.00 for 30 consecutive business days, Nasdaq will notify the company that it is out of compliance. The company is then provided an initial 180-calendar-day compliance period to regain compliance by maintaining a closing bid price of at least $1.00 for a minimum of 10 consecutive business days (or such longer period as Nasdaq may require). If the company does not regain compliance during the initial period, it may be eligible for an additional 180-day compliance period, subject to satisfying certain continued listing requirements and providing notice of its intent to cure the deficiency, including by effecting a reverse stock split, if necessary. If the company does not qualify for the second compliance period or fails to regain compliance during the second compliance period, then Nasdaq will notify the company of its determination to delist the company’s securities, at which point the company will have an opportunity to appeal the delisting determination to a Hearings Panel.

Reducing the number of outstanding shares of Common Stock should, absent other factors, generally increase the per share market price of the Common Stock. Although the intent of the Reverse Stock Split is to increase the price of the Common Stock, there can be no assurance, however, that even if the Reverse Stock Split is effected, that the bid price of our Common Stock will be sufficient for us to maintain compliance with Nasdaq’s minimum bid price requirement in the event that our Common Stock does not, in the future, comply with the minimum bid price requirement.

In addition, we believe the Reverse Stock Split will make our Common Stock more attractive to a broader range of investors, as we believe that the current market price of our Common Stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost-effective investment for many investors, which in turn would enhance the liquidity of the holders of Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the minimum bid price requirement of Nasdaq or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing or such later time as specified in the filing (the “Effective Time”) of the Reverse Stock Split Amendment with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment and the ratio of the Reverse Stock Split (within the approved range) will be determined by our Board based on its evaluation as to when such action and at what ratio will be the most advantageous to the Corporation and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Stock Split Amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of 2 and a maximum of 99 shares in aggregate of existing Common Stock will be combined into one new share of Common Stock. Based on 13,328,469 shares of Common Stock issued and outstanding as of the Record Date, immediately following the reverse split the Corporation would have approximately 6,664,235 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-2, and approximately 1,332,846 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-10, and approximately 134,631 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 1-for-99, which is the maximum aggregate ratio allowed under this proposal. Any other ratios selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 134,631 and 6,664,235 shares. The foregoing does not give effect to the shares of Common Stock issuable upon the conversion of outstanding convertible debt as of the Record Date.

With respect to the Preferred Stock, proportionate adjustments would be made to (i) the per share exercise or conversion prices and the number of shares issuable upon exercise or conversion of the Series AA Preferred Stock and Series AAA Preferred Stock disclosed in our January 5, 2026 Form 8-K, and (ii) the number of shares available for issuance under our equity plans, in each case in accordance with their terms.

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio and the number of Reverse Stock Splits, if any, that are ultimately determined by our Board.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Corporation, except that as described below in “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our Common Stock, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act and our Common Stock will continue to be quoted on the Nasdaq Capital Market under the symbol “SOWG”. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the Effective Time of the Reverse Stock Split, the post-split market price of our Common Stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares outstanding may impair the liquidity for our Common Stock, which may reduce the value of our Common Stock.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of the Corporation’s Common Stock under the Corporation’s Certificate of Incorporation. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Currently, under our Certificate of Incorporation, our authorized capital stock consists of 520,000,000 shares of which: 500,000,000 shares are designated as Common Stock; and 20,000,000 shares are designated as Preferred Stock. However, upon the effectiveness of the Authorized Share Amendment our authorized capital stock will consist of 1,020,000,000 shares of which 1,000,000,000 shares are designated as Common Stock; and 20,000,000 shares are designated as Preferred Stock.

Subject to limitations imposed by Nasdaq, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of our Board. The authorized and unissued shares may be issued for cash, for acquisitions or for any other purpose that is deemed in the best interests of the Corporation.

By increasing the number of authorized but unissued shares of Common Stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Corporation by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Corporation or its stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for the Corporation’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting the Corporation’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Corporation’s business. However, the Board is not aware of any attempt to take control of the Corporation and the Board has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

The Corporation expects that our transfer agent will act as an exchange agent for purposes of implementing the exchange of stock certificates. No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Corporation.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The Board will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by stockholders entitled thereto, to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or to entitle stockholders to receive from the Corporation’s transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number.

If the Board determines to arrange for the disposition of fractional interests by stockholders entitled thereto or to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the ratio ultimately selected by the Board will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from either: (i) the Corporation, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon due surrender of any certificate previously representing a fractional share, in an amount equal to such holder’s fractional share based upon the closing sale price of the Common Stock on the trading day immediately prior to the Effective Time as reported on the Nasdaq Capital Market, or other principal market of the Common Stock, as applicable, as of the date the Reverse Stock Split is effected; or (ii) the transfer agent, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the transfer agent of all fractional shares otherwise issuable. If the Board determines to dispose of fractional interests pursuant to clause (ii) above, the Corporation expects that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. In this event, such holders would be entitled to an amount equal to their pro rata share of the proceeds of such sale. The Corporation will be responsible for any brokerage fees or commissions related to the transfer agent’s open market sales of shares that would otherwise be fractional shares.

The ownership of a fractional share interest following the Reverse Stock Split will not give the holder any voting, dividend or other rights, except to receive the cash payment, or, if the so determines, to receive the number of shares rounded up to the next whole number, as described above.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Corporation or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

Effect of the Reverse Stock Split on Employee and Consultant Plans, Options, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Stock Split Amendment will not affect the par value of our Common Stock per share, which will remain $0.001 par value per share. As a result, as of the Effective Time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet, on aggregate, will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, current judicial decisions and administrative rulings, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change may cause the U.S. federal income tax consequences of the proposed Reverse Stock Split to vary substantially from the consequences summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders (as defined below) in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, holders who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, holders who are S Corporations or other pass through entities, real estate investment trusts, retirement plans, holders whose functional currency is not the U.S. dollar, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, traders that mark-to-market their securities or persons who hold their shares of our Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our Common Stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

This summary does not address any tax consequences other than certain U.S. federal income tax consequences of the Reverse Stock Split. The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the proposed Reverse Stock Split are not discussed herein and may vary as to each U.S. Holder (as defined below). Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. U.S. Holders (as defined below) should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement taxable as a corporation) created or organized under the laws of the United States or any subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT.

Tax Consequences to the Corporation

We believe that the proposed Reverse Stock Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the proposed Reverse Stock Split.

Tax Consequences to U.S. Holders

A U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of our Common Stock that is surrendered in exchange for cash in lieu of such fraction share). The U.S. Holder’s holding period in the shares of our Common Stock received pursuant to the proposed Reverse Stock Split should include the holding period in the shares of our Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our Common Stock should generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Stock Split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year. Long-term capital gains of individuals are subject to tax at reduced rates.

A U.S. Holder of our Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Reverse Stock Split. A U.S. Holder of our Common Stock will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of our Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Stock Split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

ITEM 4

APPROVAL OF AMENDMENT TO THE 2024 STOCK INCENTIVE PLAN TO INCREASE PLAN

SHARES AUTHORIZED FOR ISSUANCE

Approval of Amendment to the 2024 Stock Incentive Plan

On February 12, 2026, the Majority Stockholders approved the Stockholder Consent approving, among other things, an amendment to our 2024 Plan to increase the number of shares of Common Stock of the Corporation reserved for issuance of new grants under the 2024 Plan to 10,000,000 shares, resulting in an aggregate maximum number of 9,959,789 shares available for issuance as of such date. Our continuing ability to offer equity incentive awards under the 2024 Plan is critical to our ability to attract, motivate, and retain qualified personnel, in the context of the transactions.

The Board determined that it was in the best interests of the Corporation and its stockholders to approve this amendment, and the amendment is now effective as of the date of Stockholder Consent. Our executive officers and directors had an interest in this amendment by virtue of their eligibility to receive equity awards under the 2024 Plan. Unless otherwise specified or the context otherwise references the 2024 Plan prior to the amendment, the remainder of this discussion refers to the 2024 Plan as so amended.

Increasing the Number of Shares Authorized for Issuance under the 2024 Plan

Background; Reasons for the Amendment

On January 9, 2024, our Board approved and adopted, subject to stockholder approval, and our stockholders approved the 2024 Plan on January 9, 2024. The initial share reserve under the 2024 Plan was 3,000,000 shares of Common Stock. Our primary reasons for amending and restating the 2024 Plan is to provide the Board with flexibility to grant future equity incentive awards, as the increase of these awards is critical to our ability to attract, motivate, and retain qualified personnel, in the context of the transactions.

Shares Available for Future Awards

As of February 12, 2026, 2,959,789 shares of Common Stock remained available for grant under the 2024 Plan. The Board believed that additional Shares were necessary to meet the Corporation’s anticipated equity compensation needs.

Following the amendment, the total number of Shares that are available for future awards under the 2024 Plan is equal to 9,959,789, including the 2,959,789 shares that remained available for grants as of February 12, 2026, less shares subject to awards made after February 12, 2026, and subject to adjustment as provided in the 2024 Plan and as described below.

General

The 2024 Plan enables our Board to provide equity-based incentives through grants of awards to the Corporation’s present and future employees, directors, consultants and other third-party service providers.

The 2024 Plan authorizes the grant of Incentive Stock Options, (“ISOs”), Non-Qualified Stock Options, restricted share awards, stock unit awards, stock appreciation rights (“SARs”), other stock-based awards, performance-based stock awards, (collectively, “stock awards”) and cash-based awards (stock awards and cash-based awards are collectively referred to as “awards”). ISOs may be granted only to our employees, including officers, and the employees of our parent or subsidiaries. All other awards may be granted to our employees, officers, our non-employee directors, and consultants and the employees and consultants of our subsidiaries, and affiliates.

Administration

The 2024 Plan will be administered by the compensation committee of our Board (the “Compensation Committee”) or the Board itself. Subject to the limitations set forth in the 2024 Plan, the Compensation Committee or the Board will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or SAR may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Board or Compensation Committee also have the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the Board or Compensation Committee may also authorize one or more of our officers to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

Stock Options

The 2024 Plan authorizes the grant of Incentive Stock Options and Non-Qualified Stock Options (each an “Option”). Options granted under the 2024 Plan entitle the grantee, upon exercise, to purchase a specified number of shares of Common Stock from us at a specified exercise price per share. The Board or Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the 2024 Plan, provided that the exercise price will not be less than 100% of the fair market value of our shares on the date of grant. Options granted under the 2024 Plan will vest at the rate specified by the Board or Compensation Committee.

Stock options granted under the 2024 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. The Compensation Committee determines the term of the stock options up to a maximum of 10 years. Each stock option agreement will also set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Exercise of Stock Options

An Option’s exercise price may be paid in cash or if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to the company or its affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

Stock Appreciation Rights

SARs generally provide for payments to the recipient based upon increases in the price of shares over the exercise price of the SAR. The Compensation Committee determines the exercise price for a SAR, which generally cannot be less than 100% of the fair market value of shares on the date of grant. A SAR granted under the 2024 Plan vests at the rate specified in the SAR agreement as determined by the Compensation Committee. The Compensation Committee determines the term of SARs granted under the 2024 Plan. Upon the exercise of a SAR, we will pay the participant an amount in stock, cash, or a combination of shares and cash as determined by the Compensation Committee, equal to the product of (1) the excess of the per share fair market value of shares on the date of exercise over the exercise price, multiplied by (2) the number of shares with respect to which the SAR is exercised.

Restricted Stock Awards

The 2024 Plan also authorizes the grant of Restricted Stock Awards on terms and conditions established by the Compensation Committee. The terms of any awards of restricted shares under the 2024 Plan will be set forth in a restricted share agreement to be entered into between us and the recipient. The Board or Compensation Committee will determine the terms and conditions of such restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the Board or Compensation Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the Board or Compensation Committee and, in such case, only once such unvested shares vest.

Stock Unit Awards

The 2024 Plan also authorizes the grant of Stock Unit Awards. Stock Unit Awards give recipients the right to acquire a specified number of shares (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Board or Compensation Committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of shares, a combination of cash and stock as deemed appropriate by the Compensation Committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Board or Compensation Committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

Other Stock Awards

Under the 2024 Plan, the Board or Compensation Committee may grant other awards based in whole or in part by reference to our shares. The Board or Compensation Committee will set the number of shares under the stock awards and all other terms and conditions of such awards.

Change in Capital Structure or Change in Control

In the event of a recapitalization, stock split, or similar capital transaction, the Board or Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2024 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or SAR. Additionally, the Board or Compensation Committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Duration, Amendment and Termination

Unless sooner terminated, the 2024 Plan will terminate on the tenth anniversary of its effective date. Our Board will have the authority to amend, suspend, or terminate the 2024 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted more than 10 years after years after the later of (i) the approval of the Plan by the board (or if earlier, the stockholders) and (ii) the approval by the board (or if earlier, the stockholders) of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

The Board or Compensation Committee will have the authority to modify outstanding awards under the 2024 Plan. Subject to the terms of the 2024 Plan, the Board or Compensation Committee will have the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant.

Restrictions on Transfer

Unless the Board or Compensation Committee provides otherwise, no award granted under the 2024 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order, provided that all ISOs may only be transferred or assigned only to the extent consistent with Section 422 of the Code.

Federal Income Tax Information

The following is a general summary of the current federal income tax treatment of awards, which are authorized to be granted under the 2024 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2024 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Incentive Stock Options

A participant will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the common stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Non-Qualified Stock Option, as described below. The general rule is that gain or loss from the sale or exchange of shares of common stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Non-Qualified Stock Options

A participant generally is not required to recognize income on the grant of a Non-Qualified Stock Option, a stock appreciation right, restricted stock units, a performance grant, or a stock award. Instead, ordinary income generally is required to be recognized on the date the Non-Qualified Stock Option or stock appreciation right is exercised, or in the case of restricted stock units, performance grants, and stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the incentive award. In general, the amount of ordinary income required to be recognized is (a) in the case of a Non-Qualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of restricted stock units, performance grants, and stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Gain or Loss on Sale or Exchange of Shares

In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the 2024 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Corporation

The Corporation generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Non-Qualified Stock Option (including an Incentive Stock Option that is treated as a Non-Qualified Stock Option), a stock appreciation right, restricted stock, restricted stock units, performance grants, and stock awards, the Corporation will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Performance-Based Compensation

Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives (generally the five highest paid officers) to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2024 Plan has been designed to allow the Compensation Committee to grant stock options, stock appreciation rights, restricted stock, restricted stock units, and performance grants that qualify under an exception to the deduction limit of Section 162(m) for performance-based compensation.

New Plan Benefits

All awards made under the A&R 2024 Plan to executive officers, employees and directors are at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Plan in the future are not determinable at this time. Further, no awards or contingent awards will be granted under the A&R 2024 Plan prior to obtaining shareholder approval of the Plan.

Equity Plan Compensation Table

The following table provides information as of fiscal year end 2025 with respect to common shares issuable under the 2024 Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
2024 Plan	47,411	$5.15	2,952,589
Total	47,411	$5.15	2,952,589

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number of shares of Common Stock of our Corporation as of the Record Date that are beneficially owned by (i) each person or entity known to our Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Corporation; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Unless otherwise indicated, the address of each person or entity named below is c/o the Sow Good Inc., 1440 N Union Bower Rd, Irving, TX 75061.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Percentage of Common Stock Owned(1)
5%-or-More Owners
Benno Fischer	879,584		6.6%
Named Executive Officers and Directors
Ira Goldfarb	7,983,733	(2)	58.1%
Claudia Goldfarb	3,502,124	(3)	25.0%
Donna Guy	-		* %
Lyle Berman	3,420,360	(4)	22.2%
Jeff Rubin	122,085		* %
Edward Shensky	59,269		* %
David Lazar	21,000,000	(5)	56.6%
David Natan	-		* %
Officers and Directors as a Group (8 persons)	34,195,572		84.2%

*	Less than 1%.

(1)	Applicable percentage ownership is based on 13,328,469 shares of Common Stock outstanding as of the Record Date.
(2)	Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Ira owns with his spouse, Claudia Goldfarb, 556,071 shares held in joint tenancy with his spouse, Claudia Goldfarb and 331,500 shares which may be purchased pursuant to stock options exercisable within 60 days of February 13, 2026. Also includes 2,930,160 shares underlying convertible notes held in his name and 590,954 shares underlying convertible notes held in the name of Ira and Claudia Goldfarb. Also includes 25,000 shares which are held by IG Union Bower, for which Mr. Goldfarb is the beneficial owner. Also includes 1,040,000 shares held by the Ira Goldfarb Irrevocable Trust, for which Mr. Goldfarb is a trustee and holds a pecuniary interest, and 17,646 shares held by trusts for the children of Mr. Goldfarb, for which Mr. Goldfarb is trustee.
(3)	Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Claudia owns with her spouse, Ira Goldfarb, 556,071 shares held in joint tenancy with her spouse, Ira Goldfarb and 321,500 shares which may be purchased pursuant to stock options exercisable within 60 days of February 13, 2026. Also includes 590,954 shares underlying convertible notes held in the name of Ira and Claudia Goldfarb.
(4)

Includes 2,034,833 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30, 2030. Also includes 25,484 shares which may be purchased pursuant to stock options exercisable within 60 days of February 13, 2026 and 26,250 shares which may be purchased pursuant to warrants exercisable within 60 days of February 13, 2026. Also includes 1,154,782 shares held by the Lyle A. Berman Revocable Trust, and 6,751 shares held by Berman Consulting Corporation, in which Mr. Lyle Berman holds a pecuniary interest. Does not include 124,742 shares held by trusts for the children of Mr. Lyle Berman, for which Mr. Gary Raimist is trustee.

(5)	Includes 21,000,000 shares underlying the Series AA Preferred Stock.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Stockholders are not entitled to dissenter’s rights of appraisal under the DGCL, the Corporation’s Certificate of Incorporation, or the Corporation’s Bylaws.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed on “Item 1. To Approve the Issuance of Shares of Common Stock Upon Conversion of Our Preferred Stock in Accordance with Nasdaq Listing Rules 5635(b) and 5635(d)—Interest of Certain Persons,” no officer or director or any associate of any such person has any substantial interest, direct or indirect, in the matters acted upon by our Board and stockholders, other than in such role as a stockholder, officer or director.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. The Corporation may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. The Corporation will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Corporation should direct the additional copy of the Information Statement, to Sow Good Inc., 1440 N Union Bower Rd, Irving, TX 75061 or by calling the Corporation at (214) 623-6055.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Corporation at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation’s principal executive offices.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement contains forward-looking statements, which reflect our views with respect to future events. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “intends,” “believes,” “will,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information the Corporation has provided in this Information Statement. The Corporation has not authorized any person to provide information other than that provided herein. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document, unless expressly set forth otherwise.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this Information Statement. The information incorporated by reference is deemed to be part of this Information Statement. This Information Statement incorporates by reference Items 6, 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC. Except to the extent that we specifically incorporate information by reference, our Annual Report on Form 10-K does not constitute a part of this Information Statement and is not incorporated by reference into this Information Statement.

ADDITIONAL INFORMATION

The Corporation is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C., 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

We will provide without charge an information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to Stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Corporation will deliver promptly upon written or oral request a separate copy of the Information Statement to a Stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Corporation should direct the additional copy of the Information Statement, to the Corporation at Sow Good Inc., 1440 N Union Bower Rd, Irving, TX 75061 or by calling the Corporation at (214) 623-6055.

If multiple Stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail each Stockholder a separate copy of future mailings, you may mail notification to, or call the Corporation at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to Stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Corporation only for informational purposes in connection with the Stockholder actions by written consent described herein, pursuant to and in accordance with Rule 14c-2 under the Exchange Act. Please carefully read this Information Statement.

By order of the Board of Directors of

SOW GOOD INC.

1440 N Union Bower Rd

Irving, TX 75061

Tel: (214) 623-6055

          , 2026

By:	/s/ David Lazar
David Lazar
Chief Executive Officer and Chairman of the Board of Directors

Appendix A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SOW GOOD INC.

Sow Good Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

A. The Corporation was originally incorporated under the name Ante5, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Nevada on April 23, 2010. The Corporation changed its name to Black Ridge Oil & Gas, Inc. on March 30, 2012, and subsequently changed its name to Sow Good Inc. on January 8, 2021. On February 15, 2024, the Corporation reincorporated in the State of Delaware.

B. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. Article IV of the Certificate of Incorporation is hereby amended to replace paragraph A in its entirety with the following:

“A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one billion and twenty million (1,020,000,000), of which (i) one billion (1,000,000,000) shares shall be common stock, par value of $0.001 per share (the “Common Stock”), and (ii) twenty million (20,000,000) shares shall be Preferred Stock, $0.001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock, voting together as a single class, without the vote of the holders of Preferred Stock, unless a separate, additional vote of the holders of Preferred Stock, or of any series thereof, is expressly required pursuant to the Preferred Stock Designation (as defined below) established by the board of directors of the Corporation (the “Board”).”

D. Article IV of the Certificate of Incorporation is hereby further amended to add the following as paragraph D:

“D. Stock Split. Effective immediately upon the effectiveness of the Certificate of Amendment adding this paragraph to Article IV of this Certificate of Incorporation (the “Effective Time”), each two (2) to ninety-nine (99) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, with the exact ratio within such range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the reclassification and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors. Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, subject to the elimination of fractional share interests as described above, until such time as such Old Certificate has been surrendered to the Corporation.”

E. On [●], 2026, the Board of Directors of the Corporation determined that each [●] shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation publicly announced this ratio on [●], 2026.

[Remainder of Page Intentionally Left Blank]

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged on        , 2026.

By:
David Lazar, Chief Executive Officer

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